Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-132936-14

CREDIT SUISSE

Buffered Accelerated Return Equity Securities (BARES) due May 18, 2009

Linked to the Performance of a Basket of Equity Indices

April 11, 2008

Issuer:	Credit Suisse, acting through its Nassau Branch

Principal Amount:	1,550,000

Reference Basket:	Reference Indices	Initial Fixing Price	Weighting

	S&P 500 Index	1332.83	50%

	Russell 2000 Index	688.16	50%

Interest:	The securities will not pay interest.

Trade Date:	April 11, 2008

Issue Date:	April 18, 2008[1]

Valuation Date:	May 11, 2009, subject to postponement if a market disruption event occurs on that date.

Maturity Date:	May 18, 2009, subject to postponement if a market disruption event exists on the valuation date.

Offering Price:	$1,000 per security (100%)

Initial Level:	For each reference index, the closing level of that reference index on the trade date.

Final Level:	The closing level of the basket on the valuation date.

Redemption Amount:	For each security, cash at maturity equal to the principal amount multiplied by the sum of 1 plus the index return, calculated as follows:

•                  If the final basket level is greater than the initial basket level, then the basket return will equal the percentage increase in the basket level multiplied by an additional percentage of 200%, subject to a cap of 17.10%.

• If the final basket level is less than or equal to the initial basket level but greater than 90% of the initial basket level, then the basket return will be zero.

•                  If the final basket level is less than 90% of the initial basket level, then investors will lose 1 for 1 for every 1% decline below 90% of the initial basket level. In this case, the redemption amount will be less than the principal amount.

Calculation Agent:	Credit Suisse International

Selling Commission:	0.30%

Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Listing:	None.

CUSIP:	22546EBB9

1 Because the securities will not settle on April 16, 2008, purchasers who wish to trade the securities on the date hereof or the next business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own investment advisor.

Credit Suisse has filed a registration statement (including product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read this communication together with the product supplement dated March 25, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Risk Factors” sections of the product supplement and prospectus supplement, which set forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.